Exhibit 99.1

McKesson’s Board of Directors Elects Dr. Ken Washington as New Independent Director

IRVING, TX — June 17, 2019— McKesson Corporation (NYSE: MCK) today announced that its board of directors elected Dr. Ken Washington as a new independent director, effective July 1, 2019. With the election of Dr. Washington, McKesson’s board of directors increases from nine to ten members, nine of whom are independent.

“Ken’s years of experience in technology, research, and privacy strategy at complex global organizations will be invaluable to the board as we maintain oversight of the company and provide the leadership team with strategic guidance,” said Edward Mueller, McKesson’s independent board chair. “He joins the McKesson board of directors at an exciting time as the company drives forward its strategic growth initiative to transform care delivery, deepen relationships with customers, and pursue additional growth opportunities globally. We’re excited to welcome him.”

“I’m honored to join McKesson’s board of directors and look forward to working with my fellow board members and company leadership, advising on the strategic direction of the company,” added Dr. Washington. “I’m excited by the opportunity to help reshape the healthcare delivery ecosystem by advancing technologies that can improve patient care.”

Dr. Ken Washington

Dr. Washington, age 58, has served as chief technology officer (CTO) of Ford Motor Company since June 2017. In this role, he leads Ford’s worldwide research organization, and oversees the development and implementation of Ford’s technology strategy and plans. Prior to his role as CTO, Dr. Washington was appointed Ford’s vice president of Research and Advanced Engineering in August 2014.

Previously, Dr. Washington was vice president of the Advanced Technology Center at Lockheed Martin Space Systems Company. He also served as Lockheed Martin Corporation’s first chief privacy officer, a role in which he built the company’s privacy program. In addition, he was responsible for shaping the future of the Lockheed Martin’s information technology enterprise as vice president and chief technology officer of the internal IT organization. Before joining Lockheed Martin in February 2007, Dr. Washington was the chief information officer for Sandia National Laboratories, where he held a variety of technical, management and program leadership positions.

He has a bachelor’s, master’s and doctorate degree in nuclear engineering from Texas A&M University and is a fellow of the MIT Seminar XXI program on International Relations.

McKesson’s board has appointed Dr. Washington to its Compliance Committee and its Finance Committee.

About McKesson Corporation

McKesson Corporation, currently ranked 7th on the FORTUNE 500, is a global leader in healthcare supply chain management solutions, retail pharmacy, healthcare technology, community oncology and specialty care. McKesson partners with life sciences companies, manufacturers, providers, pharmacies, governments and other healthcare organizations to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities to improve patient care in every setting — one product, one partner, one patient at a time. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

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